UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 24, 2014

Stanley Furniture Company, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 0-14938

Delaware	54-1272589
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

200 North Hamilton Street, No. 200 High Point, North Carolina	27260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (336) 884-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of

Certain

Officers; Compensatory Arrangements of Certain Officers.

Effective October 24, 2014, the Board of Directors of Stanley Furniture Company, Inc. (the “Company”) elected John D. “Ian” Lapey to serve on the Board until the Company’s 2015 Annual Meeting of Shareholders.  The Board also appointed Mr. Lapey to serve on its Audit Committee, Compensation and Benefits Committee and Corporate Governance and Nominating Committee.

Mr. Lapey, age 48, is currently a private investor and previously was a portfolio manager and investment committee member with Third Avenue Management, LLC, a value-driven investment firm, until June 2014. Prior to joining Third Avenue Management, LLC in 2001, Mr. Lapey served as an equity analyst focusing on housing and furniture with Credit Suisse First Boston from 1998 until 2001 and Salomon Brothers from 1997 until 1998.

Mr. Lapey will receive compensation for his services on the Board in accordance with the Company’s standard compensatory arrangements for non-employee directors.

Aside from the foregoing, there were no transactions during the last two years, or proposed transactions, to which the Company was or is to be a party, in which Mr. Lapey had or is to have a direct or indirect material interest.  There are no arrangements or understandings between Mr. Lapey and any other person pursuant to which he was selected as a director.

The Company issued a press release on October 27, 2014 announcing the election of Mr. Lapey to its Board of Directors, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits

99.1

Press Release of the Company dated October 27, 2014 announcing the election of an additional director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

STANLEY FURNITURE COMPANY, INC.

Date: October 27, 2014

By:  /s/ Anita W. Wimmer

Anita W. Wimmer

Vice President of Finance

(Principal Financial and Accounting Officer)